Exhibit 99.1

FOR IMMEDIATE RELEASE

January 30, 2012

CenterState Banks, Inc. Announces

Fourth Quarter 2011 Operating Results

(All dollar amounts are in thousands, except per share information)

DAVENPORT, FL. – January 30, 2012 - CenterState Banks, Inc. (NASDAQ: CSFL) reported net income of $14,082 or $0.47 per share for the fourth quarter and $7,909 or $0.26 per share for the full year 2011. Two previously reported events which materially affected the results of the Company’s fourth quarter were a bargain purchase gain relating to the Federal Trust Bank (“FTB”) acquisition and sale of loans in the wholesale market. The pre-tax bargain purchase gain relating to the FTB acquisition was approximately $45,891 before direct merger related expenses of approximately $5,591. The Company also recognized a pre-tax loss on loan sales of approximately $12,356, of which $11,971 (excludes selling expenses) was included in the loan loss provision expense.

The Company’s credit metrics improved during the current quarter due primarily to the previous announced loan sale discussed above. The table below summarizes certain credit metrics at the periods presented. Assets covered by FDIC loss share agreements are excluded from the table below.

	actual 9/30/11	note 1 as previously estimated 12/31/11	actual 12/31/11
Non-accrual loans	$61,990	$35,280	$38,858
Accruing loans past due >90days	207	200	120

Total Non- Performing Loans (“NPL”)	62,197	35,480	38,978
Repossessed real estate (“OREO”)	12,061	8,712	8,712
Other repossessed assets (“ORA”)	1,727	1,585	1,619

Total Non- Performing Assets (“NPA”)	$75,985	$45,777	$49,309

Total non- covered loans	$991,725	$1,118,000	$1,119,715
NPL as percentage of total non covered loans	6.27%	3.17%	3.48%
NPA as percentage of Loans + OREO + ORA	7.56%	4.06%	4.36%
NPA as percentage of total assets	3.53%	1.96%	2.16%

note 1:	Represents the Company’s preliminary estimates as furnished in a Form 8-K dated January 5, 2012.

The primary reason actual year end non-accrual loans differ from the previously estimated year end non-accrual loans is because of one residential land development loan for $3,855. Subsequent to the Company’s January 5, 2012 Form 8-K release, this loan was downgraded because of a weakness in the documentation of sufficient cash flows and diminished collateral value. As such, the credit was written down through a specific reserve effective December 31, 2011. Once this occurs, the Company is required to transfer the loan to non-accrual status, even though payments are and have been current. If this event had not occurred, the Company’s actual year end credit metrics presented above would have been substantially the same as the Company’s preliminary estimates.

NPA inflows for the quarter were approximately $11,584 including the quarter end downgrade described above. Excluding that downgrade, inflows would have been approximately $7,729. Outflows were approximately $38,260. Outflows consist primarily of net charge offs, loan sales, OREO (“repossessed real estate”) sales, and OREO valuation write downs. Inflows consist primarily of additions of new nonaccrual loans net of any prior nonaccrual loans returning to accrual status and also net of any principal pay-downs or pay-offs. The table below summarizes the approximate NPA inflows and outflows during the quarters presented.

	4Q11	3Q11	2Q11	1Q11	4Q10	3Q10	2Q10	1Q10
Inflows	$11,584	$7,220	$14,828	$16,927	$20,560	$28,871	$9,945	$11,254
Outflows	(38,260)	(9,264)	(19,133)	(13,117)	(10,863)	(23,887)	(5,642)	(5,166)

net change (decr)/incr	($26,676)	($2,044)	($4,305)	$3,810	$9,697	$4,984	$4,303	$6,088

NPA balance qrt end	$49,309	$75,985	$78,029	$82,334	$78,524	$68,827	$63,843	$59,540

As previously announced, the Company acquired Central Florida State Bank in Belleview, Florida near Ocala, pursuant to an FDIC assisted transaction, on January 20, 2012. Approximately $48 million of loans were acquired pursuant to an 80% loss share agreement with the FDIC and approximately $65 million of deposits were assumed. The bank had four branches each of which are within two miles of an existing CenterState branch. The Company expects significant branch overlap efficiencies. The transaction is expected to be between $0.025 and $0.03 per share accretive to earnings and neutral to tangible book value, with an IRR of approximately 25%.

On January 30, 2012, the Company announced its acquisition of First Guaranty Bank and Trust Company of Jacksonville (“FGB”), pursuant to an FDIC assisted transaction effective January 27, 2012. Approximately $275 million of loans were acquired pursuant to an 80% loss share agreement with the FDIC and approximately $330 million of deposits were assumed. This transaction will expedite entrance into the Jacksonville market, consistent with the Company’s strategic plan. It will immediately provide a platform for Gil Pomar, former President and CEO of The Jacksonville Bank, who joined our Company last summer. We expect to recognize goodwill of approximately $11 million, and therefore we will have some dilution to our tangible book value which we expect to recover in approximately three years. The transaction is expected to be between $0.09 and $0.11 per share accretive to earnings, and an IRR in excess of 20%.

Quarterly condensed consolidated income statements (unaudited) are shown below for the periods indicated.

Quarterly Condensed Consolidated Statements of Operations (unaudited)
For the quarter ended:	12/31/11	9/30/11	6/30/11	3/31/11	12/31/10
Interest income	$21,324	$19,837	$20,705	$20,377	$19,473
Interest expense	2,757	2,881	3,166	3,403	3,866

Net interest income	18,567	16,956	17,539	16,974	15,607
Provision for loan losses	(18,065)	(5,005)	(11,645)	(11,276)	(5,056)

Net interest income after loan loss provision	502	11,951	5,894	5,698	10,551
Income from correspondent banking and bond sales division	6,661	7,999	5,759	4,470	7,140
Gain on sale of securities available for sale	130	205	3,120	9	3,808
Bargain purchase gains on bank acquisitions	45,891	—	—	11,129	—
All other non-interest income	2,921	4,041	4,339	5,298	4,231
Credit related expenses	(3,306)	(2,966)	(2,862)	(3,561)	(1,617)
Acquisition related expenses	(6,246)	(579)	(469)	(401)	—
Correspondent banking division expenses	(6,373)	(6,806)	(5,732)	(4,978)	(6,689)
All other non-interest expense	(18,799)	(16,436)	(17,466)	(17,709)	(17,166)

Income (loss) before income tax	21,381	(2,591)	(7,417)	(45)	258
Income tax (provision) benefit	(7,299)	599	3,071	210	178

NET INCOME (LOSS)	$14,082	$(1,992)	$(4,346)	$165	$436

Net income (loss) available to common shareholders	$14,082	$(1,992)	$(4,346)	$165	$436

Earnings (loss) per share (basic)	$0.47	$(0.07)	$(0.14)	$0.01	$0.01
Earnings (loss) per share (diluted)	$0.47	$(0.07)	$(0.14)	$0.01	$0.01
Average common shares outstanding (basic)	30,041,089	30,039,329	30,037,556	30,020,035	30,004,761
Average common shares outstanding (diluted)	30,041,089	30,039,329	30,037,556	30,047,618	30,067,639
Common shares outstanding at period end	30,055,499	30,039,332	30,039,092	30,035,292	30,004,761

PTPP earnings (note 2)	$2,977	$5,754	$4,439	$4,055	$3,123
PTPP earnings per share (diluted) (note 1)	$0.10	$0.19	$0.15	$0.13	$0.10

Note 1:	PTPP earnings per share means, PTPP as defined in note 2 below divided by the average number of diluted common shares outstanding.
Note 2:	Pre-tax pre-provision earnings (“PTPP”) is a non-GAAP measure that means income (loss) before income tax excluding the provision for loan losses and gain on sale of available for sale (“AFS”) securities. In addition the Company also excluded other credit related costs including losses on repossessed real estate and other assets, and other foreclosure related expenses. It also excludes non-recurring items as listed in the table below.

Quarterly condensed PTPP reconciliation (unaudited)
For the quarter ended:	12/31/11	9/30/11	6/30/11	3/31/11	12/31/10
Income (loss) before income tax	$21,381	$(2,591)	$(7,417)	$(45)	$258
exclude provision for loan losses	18,065	5,005	11,645	11,276	5,056
exclude other credit related costs	3,306	2,966	2,862	3,561	1,617
exclude gain on sale of AFS securities	(130)	(205)	(3,120)	(9)	(3,808)
exclude non-recurring items:
bargain purchase gain	(45,891)	—	—	(11,129)	—
acquisition related expenses	6,246	579	469	401	—

PTPP earnings	$2,977	$5,754	$4,439	$4,055	$3,123

The Company’s condensed quarterly correspondent banking and bond sales segment is presented below.

Quarterly Condensed Segment Information - Correspondent banking and bond sales division (unaudited)
For the quarter ended:	12/31/11	9/30/11	6/30/11	3/31/11	12/31/10
Net interest income	$965	$1,082	$1,113	$662	$974
Total non-interest income (note 3)	7,203	8,574	6,305	4,984	7,576
Total non-interest expense (note 4)	(6,373)	(6,806)	(5,732)	(4,978)	(6,689)
Income tax provision	(675)	(1,073)	(634)	(251)	(700)

Net income	$1,120	$1,777	$1,052	$417	$1,161

Contribution to diluted earnings per share	$0.04	$0.06	$0.04	$0.01	$0.04

Note 3:	The primary component in this line item is gross commissions earned on bond sales (“income from correspondent banking and bond sales division”) which was $6,661, 7,999, $5,759, $4,470 and $7,140 for 4Q11, 3Q11, 2Q11, 1Q11 and 4Q10, respectively. The remaining non interest income items in this category include fees from safe-keeping activities, bond accounting services, asset/liability consulting related activities, international wires, clearing and corporate checking account services, and other correspondent banking related revenue and fees.
Note 4:	The majority of these expenses are variable in nature and are a derivative of the income from correspondent banking and bond sales division.

Net Interest Margin (“NIM”)

The NIM increased by 9 bps between sequential quarters, primarily due to a lower cost of interest bearing liabilities driven by lower cost of interest bearing deposits. Overall yield on interest earning assets increased 3 bps between sequential quarters. Yield on loans, excluding covered loans, decreased from 5.42% to 5.21% between quarters primarily due to the loans purchased pursuant to the FTB acquisition. Approximately 95% of the loans purchased are single family residential, and of that amount approximately 93% are variable rate. As such that portfolio is currently yielding approximately 4% on average, which was a decreasing effect on the Company’s existing portfolio which was yielding approximately 5.42%. In addition, the FTB loans were outstanding only two months during the current quarter, whereby next period they will be outstanding an entire quarter.

Yields on loans covered by FDIC loss share agreements and accounted for pursuant to ASC Topic 310-30 increased between sequential quarters from 6.21% to 6.80%. Management estimated that future expected losses appear to be less than originally estimated and as such future expected cash flows are now estimated to be higher than previously estimated. Higher future expected cash flows are accreted into interest income over the remaining expected lives of the loans increasing their yields. Management reviews actual and expected cash flows in this portfolio on a quarterly basis and makes judgments with regard to actual versus expected losses, actual versus expected cash flows, potential impairments and potential adjustments to future accretable yields.

The tables below summarizes yields and costs by various interest earning asset and interest bearing liability account types for the current quarter, the previous calendar quarter and the same quarter last year. The second table below also lists selected financial ratios for the last five quarters.

Yield and Cost table (unaudited)
	4Q11			3Q11			4Q10
	average balance	interest inc/exp	avg rate	average Balance	interest inc/exp	avg rate	average balance	interest inc/exp	avg rate
Loans (TEY)* (note 1)	$1,099,754	$14,434	5.21%	$991,217	$13,549	5.42%	$946,747	$12,546	5.26%
Covered loans (note 2)	167,512	2,873	6.80%	176,275	2,759	6.21%	203,234	2,514	4.91%
Taxable securities	528,673	3,650	2.74%	422,641	3,132	2.94%	524,137	3,893	2.95%
Tax -exempt securities (TEY)	37,644	562	5.92%	36,229	521	5.71%	31,939	487	6.05%
Fed funds sold and other	152,550	146	0.38%	230,716	188	0.32%	159,957	226	0.56%

Tot. interest earning assets (TEY)	$1,986,133	$21,665	4.33%	$1,857,078	$20,149	4.30%	$1,866,014	$19,666	4.18%

Interest bearing deposits	$1,456,253	$2,576	0.70%	$1,353,164	$2,731	0.80%	$1,365,362	$3,633	1.06%
Fed funds purchased	57,049	8	0.06%	67,540	9	0.05%	74,981	19	0.10%
Other borrowings	17,145	34	0.79%	18,527	37	0.79%	27,492	109	1.57%
Corporate debentures	14,704	139	3.75%	12,500	104	3.30%	12,500	105	3.33%

Total interest bearing liabilities	$1,545,151	$2,757	0.71%	$1,451,731	$2,881	0.79%	$1,480,335	$3,866	1.04%

Net Interest Spread (TEY)			3.62%			3.52%			3.15%

Net Interest Margin (TEY)			3.78%			3.69%			3.36%

*	TEY = tax equivalent yield
Note 1:	loans not covered by FDIC loss share agreements
Note 2:	loans covered by FDIC loss share agreements, and accounted for pursuant to ASC Topic 310-30.

Selected financial ratios (unaudited)
As of or for the quarter ended:	12/31/11	9/30/11	6/30/11	3/31/11	12/31/10
Return on average assets (annualized)	2.49%	(0.37)%	(0.80)%	0.03%	0.08%
Return on average equity (annualized)	21.57%	(3.17)%	(6.87)%	0.27%	0.68%
Yield on average loans (note 1)	5.42%	5.54%	5.41%	5.48%	5.20%
Yield on average investments (note 1)	2.41%	2.21%	2.63%	2.50%	2.55%
Yield on average interest earning assets	4.26%	4.24%	4.33%	4.36%	4.14%
Yield on average interest earning assets (note 1)	4.33%	4.30%	4.39%	4.41%	4.18%
Cost of average interest bearing deposits	0.70%	0.80%	0.85%	0.91%	1.06%
Cost of average borrowings	0.81%	0.60%	0.62%	0.69%	0.80%
Cost of average interest bearing liabilities (note 2)	0.71%	0.79%	0.84%	0.90%	1.04%
Net interest margin (note 1)	3.78%	3.69%	3.73%	3.68%	3.36%
Loan / deposit ratio	66.9%	64.9%	67.6%	67.2%	67.0%
Stockholders’ equity (to total assets)	11.5%	11.6%	11.6%	11.4%	12.3%
Common tangible equity (to total tangible assets)	9.8%	9.8%	9.8%	9.6%	10.4%
Tier 1 capital (to average assets)	10.5%	10.3%	10.1%	10.0%	10.3%
Efficiency ratio (note 3)	101%	90%	94%	98%	94%
Common equity per common share	$8.74	$8.32	$8.33	$8.42	$8.41
Common tangible equity per common share	$7.30	$6.92	$6.92	$7.00	$7.01

note 1:	Tax equivalent basis.
note 2:	Does not include non-interest bearing checking accounts.
note 3:	Efficiency ratio is equal to (non-interest expense less nonrecurring items) divided by (net interest income plus non-interest income less nonrecurring items). Gain on the sale of available for sale securities is considered a nonrecurring item for the purposes of this ratio in the above table.

Loan portfolio mix and covered loans

Approximately 12.8% of the Company’s loans, or $164,051, are covered by FDIC loss sharing agreements related to the acquisition of three failed financial institutions during the third quarter of 2010. Pursuant to the terms of the loss sharing agreements, the FDIC is obligated to reimburse the Company for 80% of losses with respect to the covered loans beginning with the first dollar of loss incurred, subject to the terms of the agreements. The Company will reimburse the FDIC for its share of recoveries with respect to the covered loans. The loss sharing agreements applicable to single family residential mortgage loans provide for FDIC loss sharing and the Company reimbursement to the FDIC for recoveries for ten years. The loss sharing agreements applicable to commercial loans provides for FDIC loss sharing for five years and Company reimbursement to the FDIC for a total of eight years for recoveries. All of the covered loans acquired are accounted for pursuant to ASC Topic 310-30.

Approximately 7.1% of the Company’s loans, or $90,457, are subject to a two year put back option, commencing January 20, 2011, with TD Bank, N.A., so that if any of these loans become 30 days past due or are adversely classified pursuant to bank regulatory guidelines, the Company has the option to put back the loan to TD Bank.

Approximately 12.1% of the Company’s loans, or $155,823, are subject to a one year put back option, commencing November 1, 2011, with Hartford Insurance Group (“Hartford”), so that if any of these loans become 30 days past due or are adversely classified pursuant to bank regulatory guidelines, the Company has the option to put back the loan to Hartford.

Approximately 68% of the Company’s loans, or $873,435, are not covered by FDIC loss sharing agreements or subject to a put back option with TD Bank, N.A. or Hartford.

The table below summarizes the Company’s loan mix over the most recent five quarter ends.

Loan mix (unaudited)
At quarter ended:	12/31/11	9/30/11	6/30/11	3/31/11	12/31/10
Loans not covered by FDIC loss share agreements
Real estate loans
Residential	$405,923	$259,829	$261,773	$259,327	$255,571
Commercial	447,459	466,860	484,897	500,512	410,162
Land, development and construction loans	89,517	95,894	101,606	107,179	109,380

Total real estate loans	942,899	822,583	848,276	867,018	775,113
Commercial loans	126,064	117,900	113,030	116,424	100,906
Consumer and other loans, (note 1)	1,392	1,633	2,287	2,599	3,264
Consumer and other loans	49,999	50,283	51,287	53,990	52,115

Total loans before unearned fees and costs	1,120,354	992,399	1,014,880	1,040,031	931,398
Unearned fees and costs	(639)	(674)	(665)	(720)	(728)

Total loans not covered by FDIC loss share agreements	1,119,715	991,725	1,014,215	1,039,311	930,670

Loans covered by FDIC loss share agreements
Real estate loans
Residential	99,270	102,852	105,249	106,655	110,586
Commercial	54,184	56,839	58,867	65,975	68,286
Land, development and construction loans	8,231	8,686	11,771	12,217	13,653

Total real estate loans	161,685	168,377	175,887	184,847	192,525
Commercial loans	2,366	2,816	4,095	4,861	5,760

Total loans covered by FDIC loss share agreements	164,051	171,193	179,982	189,708	198,285

Total Loans	$1,283,766	$1,162,918	$1,194,197	$1,229,019	$1,128,955

Note 1:	Consumer loans acquired pursuant to three FDIC assisted transactions of failed financial institutions during the third quarter of 2010. These loans are not covered by an FDIC loss share agreement and are being accounted for pursuant to ASC Topic 310-30.

Credit quality and allowance for loan losses

During the current quarter, excluding loans covered by FDIC loss share agreements, the Company recorded a charge of $18,019 to loan loss provision (expense), of which $11,971 related to loans sold in the wholesale debt market. Charge-offs (net of recoveries) was $16,313, of which, as indicated above, $11,971 related to loans sold in the wholesale debt market. The quarterly provision expense and net charge-offs excluding the amount related to the loan sale is $6,048 and $4,342, respectively.

With regard to loans covered by FDIC loss share agreements, the Company recorded a charge of $46 to loan loss provision (expense). See the table “Allowance for loan losses” on the following page for additional information.

The allowance for loan losses (“ALLL”) was $27,944 at December 31, 2011 compared to $26,192 at September 30, 2011, an increase of $1,752. This increase is the result of the aggregate effect of a $451 increase in general loan loss allowance, a $1,255 increase in specific loan loss allowance related to impaired loans and a $46 increase in loan loss allowance related to certain loan pools of FDIC covered loans accounted for pursuant to ASC Topic 310-30. The changes in the Company’s ALLL components between December 31, 2011 and September 30, 2011 are summarized in the table below.

	Dec 31, 2011			Sept 30, 2011			increase (decrease)
	loan balance	ALLL Balance	%	loan balance	ALLL balance	%	loan balance	ALLL balance
Impaired loans	$53,668	$3,304	6.16%	$74,680	$2,049	2.74%	($21,013)	$1,255	342bps
Non impaired loans	819,767	24,281	2.96%	819,997	23,830	2.91%	(229)	451	5 bps
TD loans (note 1)	90,457	—		97,048	—		(6,591)	—
FTB loans (note 2)	155,823	—		—	—		155,823	—

Loans (note 3)	1,119,715	27,585	2.46%	991,725	25,879	2.61%	127,990	1,706	-15 bps
Covered loans (note 4)	164,051	359		171,193	313		(7,142)	46

Total loans	$1,283,766	$27,944	2.18%	$1,162,918	$26,192	2.25%	$120,848	$1,752	-7 bps

Note 1:	Performing loans purchased from TD Bank subject to a two year put back option commencing on January 20, 2011, such that if any of these loans become 30 days past due or are adversely classified pursuant to bank regulatory guidelines, the Company has the option to put back the loans to TD Bank.
Note 2:	Performing loans purchased from Hartford Insurance Group’s (“Hartford”) wholly owned bank, FTB subject to a one year put back option commencing on November 1, 2011, such that if any of these loans become 30 days past due or are adversely classified pursuant to bank regulatory guidelines, the Company has the option to put back the loans to Hartford.
Note 3:	Total loans not covered by FDIC loss share agreements.
Note 4:	Loans covered by FDIC loss share agreements. Eighty percent of any losses in this portfolio will be reimbursed by the FDIC and recognized as FDIC Indemnification income and included in non-interest income within the Company’s condensed consolidated statement of operations.

The general loan loss allowance (non impaired loans) increased by $451, or 5 bps to 2.96% of non-impaired loan balance outstanding as of the end of the current period as compared to 2.91% at the end of the previous period. This is a result of changes in historical charge off rates, changes in current environmental factors and changes in the loan portfolio mix. Currently, there is no general loan loss allowance associated with the performing loans purchased from TD Bank and for the FTB performing loans purchased from Hartford for the reasons described in notes 1 and 2 above.

The specific loan loss allowance (impaired loans) is the aggregate of the results of individual analyses prepared for each one of the impaired loans not covered by an FDIC loss sharing agreement on a loan by loan basis. The primary reason for the increase in specific allowance was due to one performing loan that was downgraded subsequent to January 5, 2012 effective as of December 31, 2011. Due to the downgrade event, a specific reserve was placed against this loan, and the loan was transferred to non accrual status and included in the Company’s NPLs at year end.

The Company recorded partial charge offs in lieu of specific allowance for a number of the impaired loans. The Company’s impaired loans have been written down by $10,093 to $53,668 ($50,364 when the $3,304 specific allowance is considered) from their legal unpaid principal balance outstanding of $63,761. As such, in the aggregate, our total impaired loans have been written down to approximately 79% of their legal unpaid principal balance.

Any losses in loans covered by FDIC loss share agreements, as described in note 3 above, are reimbursable from the FDIC to the extent of 80% of any losses. These loans are being accounted for pursuant to ASC Topic 310-30. Loan pools in this portfolio are evaluated for impairment each quarter. If a pool is impaired, an allowance for potential loan loss is recorded.

Management believes the Company’s allowance for loan losses is adequate at December 31, 2011. However, management recognizes that many factors can adversely impact various segments of the Company’s market and customers, and therefore there is no assurance as to the amount of losses or probable losses which may develop in the future. The table below summarizes the changes in allowance for loan losses during the previous five quarters.

Allowance for loan losses (unaudited)
as of or for the quarter ending	12/31/11	9/30/11	6/30/11	3/31/11	12/31/10
Loans not covered by FDIC loss share agreements
Allowance at beginning of period	$25,879	$27,418	$28,245	$26,267	$28,012
Charge-offs	(5,487)	(7,186)	(9,811)	(9,458)	(6,912)
Charge-offs related to loan sales	(11,971)	—	(2,492)	—	—
Recoveries	1,145	662	124	160	111

Net charge-offs	(16,313)	(6,524)	(12,179)	(9,298)	(6,801)
Provision for loan losses	18,019	4,985	11,352	11,276	5,056

Allowance at end of period for loans not covered by FDIC loss share agreements	$27,585	$25,879	$27,418	$28,245	$26,267

Loans covered by FDIC loss share agreements
Allowance at beginning of period	$313	$—	$—	$—	$—
Charge-offs	—	—	(293)	—	—
Recoveries	—	293	—	—	—

Net charge-offs	—	293	(293)	—	—
Provision for loan losses	46	20	293	—	—

Allowance at end of period for loans covered by FDIC loss share agreements	$359	$313	$—	$—	$—

Total allowance at end of period	$27,944	$26,192	$27,418	$28,245	$26,267

The Company defines non performing loans as non-accrual loans plus loans past due 90 days or more and still accruing interest. Non-performing loans do not include loans covered by FDIC loss share agreements, which are accounted for pursuant to ASC Topic 310-30. Non-performing loans as a percentage of total loans not covered by FDIC loss share agreements were 3.48% at December 31, 2011 compared to 6.27% at September 30, 2011.

Non-performing assets (which the Company defines as non performing loans, as defined above, plus (a) OREO (i.e. real estate acquired through foreclosure, in-substance foreclosure, or deed in lieu of foreclosure), excluding OREO covered by FDIC loss share agreements; and (b) other repossessed assets that are not real estate, and are not covered by FDIC loss share agreements), were $49,309 at December 31, 2011, compared to $75,985 at September 30, 2011. Non-performing assets as a percentage of total assets was 2.16% at December 31, 2011 compared to 3.53% at September 30, 2011. Non-performing assets as a percentage of loans plus OREO and other repossessed assets, excluding loans and OREO covered by FDIC loss share agreements, was 4.36% at December 31, 2011 compared to 7.56% at September 30, 2011.

The table below summarizes selected credit quality data for the periods indicated.

Selected credit quality ratios (unaudited)
As of or for the quarter ended:	12/31/11	9/30/11	6/30/11	3/31/11	12/31/10
Non-accrual loans (note 1)	$38,858	$61,990	$65,658	$71,631	$62,553
Past due loans 90 days or more and still accruing interest (note 1)	120	207	301	—	3,200

Total non-performing loans (“NPLs”) (note 1)	38,978	62,197	65,959	71,631	65,753
Other real estate owned (OREO) (note 1)	8,712	12,061	11,284	10,222	12,239
Repossessed assets other than real estate (note 1)	1,619	1,727	786	481	532

Total non-performing assets (“NPAs”) (note 1)	$49,309	$75,985	$78,029	$82,334	$78,524
Non-performing loans as percentage of total loans not covered by FDIC loss share agreements	3.48%	6.27%	6.50%	6.89%	7.07%
Non-performing assets as percentage of total assets	2.16%	3.53%	3.62%	3.70%	3.81%
Non-performing assets as percentage of loans and OREO plus other repossessed assets (note 1)	4.36%	7.56%	7.60%	7.84%	8.32%
Net charge-offs (recoveries)	$16,313	$6,231	$12,472	$9,298	$6,801
Net charge-offs (recoveries) (note 1)	$16,313	$6,524	$12,179	$9,298	$6,801
Net charge-offs as a percentage of average loans for the period (note 1)	1.48%	0.66%	1.18%	0.91%	0.72%
Net charge-offs as a percentage of average loans for the period on an annualized basis (note 1)	5.92%	2.64%	4.72%	3.64%	2.85%
Loans past due 30 thru 89 days and accruing interest as a percentage of total loans (note 1)	1.45%	0.83%	0.99%	1.66%	1.96%
Allowance for loan losses as percentage of NPLs (note 1)	71%	42%	42%	39%	40%

Trouble debt restructure (“TDRs”) (note 2)	$12,361	$16,243	$18,603	$21,176	$22,322
Impaired loans that were not TDRs	41,307	58,437	54,704	62,626	64,655

Total impaired loans	53,668	74,680	73,307	83,802	86,977
Loans acquired pursuant to TD transaction (note 3)	90,457	97,048	104,772	114,737	—
Loans acquired pursuant to FTB transaction (note 4)	155,823	—	—	—	—
All other non impaired loans	819,767	819,997	836,136	840,772	843,693

Total loans not covered by FDIC loss share agreements	1,119,715	991,725	1,014,215	1,039,311	930,670
Total loans covered by FDIC loss share agreements	164,051	171,193	179,982	189,708	198,285

Total loans	$1,283,766	$1,162,918	$1,194,197	$1,229,019	$1,128,955

Allowance for loan losses for loans not covered by FDIC loss share agreements
Specific loan loss allowance- impaired loans	$3,304	$2,049	$3,519	$5,738	$4,584
General loan loss allowance- TD transaction	—	—	—	—	—
General loan loss allowance- FTB transaction	—	—	—	—	—
General loan loss allowance- all other non impaired	24,281	23,830	23,899	22,507	21,683

Total allowance for loan losses	$27,585	$25,879	$27,418	$28,245	$26,267

Allowance for loan loss percentage of period end loans:
Impaired loans (note 1)	6.16%	2.74%	4.80%	6.85%	5.27%
Loans acquired pursuant to TD transaction (note 3)	—	—	—	—	—
Loans acquired pursuant to FTB transaction (note 4)	—	—	—	—	—
All other non impaired loans (note 1)	2.96%	2.91%	2.86%	2.68%	2.57%

Total loans (note 1)	2.46%	2.61%	2.70%	2.72%	2.82%

Note 1:	Excludes loans, OREO and other repossessed assets covered by FDIC loss share agreements.
Note 2:	We have approximately $12,361 of TDRs. Of this amount $6,554 are performing pursuant to their modified terms, and $5,807 are not performing and have been placed on non-accrual status and included in our non performing loans (“NPLs”). Current accounting standards require TDRs to be included in our impaired loans, whether they are performing or not performing. Only non performing TDRs are included in our NPLs.
Note 3:	Performing loans purchased from TD Bank, N.A. during the first quarter of 2011. The performing loans were selected by CenterState and are subject to a two year put back option. If any loan in this category becomes past due 30 days or is adversely classified pursuant to bank regulatory guidelines, CenterState has the option to put it back to TD Bank, N.A. anytime during a two year period beginning as of the January 20, 2011 purchase date. The Company has not allocated any loan loss allowance to this group of loans.
Note 4:	Performing loans purchased from Hartford’s wholly owned bank FTB during the fourth quarter of 2011. The performing loans were selected by CenterState and are subject to a one year put back option. If any loan in this category becomes past due 30 days or is adversely classified pursuant to bank regulatory guidelines, CenterState has the option to put it back to Hartford anytime during a one year period beginning as of the November 1, 2011 purchase date. The Company has not allocated any loan loss allowance to this group of loans.

As shown in the table on the previous page, the largest component of non-performing assets is non-accrual loans. Due primarily as a result of the non performing loan sale during the current quarter, the Company’s non-accrual decreased from 302 loans with an aggregated balance of $61,990 at September 30, 2011 to 221 loans with an aggregate balance of $38,858 at December 31, 2011. Non accrual loans at December 31, 2011 are further delineated by collateral category and number of loans in the table below.

collateral category (unaudited)	total amount	percentage of total non-accrual loans	number of non-accrual loans in category
Residential real estate loans	$14,810	38%	99
Commercial real estate loans	11,637	30%	31
Land, development, construction loans	10,482	27%	35
Non real estate commercial loans	1,464	4%	28
Non real estate consumer and other loans	465	1%	28

Total non-accrual loans at December 31, 2011	$38,858	100%	221

The second largest component of non-performing assets after non-accrual loans is OREO, excluding OREO covered by FDIC loss share agreements. At December 31, 2011, total OREO was $18,181. Of this amount, $9,469 was acquired pursuant to the acquisition of three failed financial institutions during the third quarter of 2010. The acquired OREO is covered by FDIC loss sharing agreements. Pursuant to the terms of the loss sharing agreements, the FDIC is obligated to reimburse the Company for 80% of losses with respect to the covered OREO beginning with the first dollar of loss incurred, subject to the terms of the agreements. The Company will reimburse the FDIC for its share of recoveries with respect to the covered OREO. The loss sharing agreements applicable to single family residential mortgage loans provide for FDIC loss sharing and the Company reimbursement to the FDIC for recoveries for ten years. The loss sharing agreements applicable to commercial loans provide for FDIC loss sharing for five years and Company reimbursement to the FDIC for a total of eight years for recoveries.

OREO not covered by FDIC loss share agreements is $8,712 at December 31, 2011. OREO is carried at the lower of cost or market less the estimated cost to sell. Further declines in real estate values can affect the market value of these assets. Any further decline in market value beyond its cost basis is recorded as a current expense in the Company’s Statement of Operations. The current carrying value represents approximately 42% of the unpaid legal balance of the related loan when the asset was repossessed. OREO is further delineated in the table below.

(unaudited)	carrying amount
Description of repossessed real estate	at Dec 31, 2011
22 single family homes	$1,704
1 mobile home with land	126
43 residential building lots	1,664
15 commercial buildings	3,167
Land / various acreages	2,051

Total, excluding OREO covered by FDIC loss share agreements	$8,712

Deposit activity

During the current quarter, total deposits increased by $127,851 (time deposits increased by $23,331 and non time deposits increased by $104,520) primarily due to the $197,841 of deposits acquired pursuant to the Federal Trust Bank acquisition on November 1, 2011. The cost of deposits decreased in every deposit category, including time deposits which decreased from an average cost of 1.51% in the third quarter to 1.41% in the fourth quarter of 2011. The overall cost of total deposits (i.e. includes non interest bearing checking accounts) decreased by 7 bps from 0.62% during the third quarter to 0.55% during the fourth quarter of 2011. Cost of total interest bearing deposits also decreased 10 bps to 0.70%. A summary of the deposit mix over the previous five quarters is presented in the table below.

Deposit mix (unaudited)
At quarter ended:	12/31/11	9/30/11	6/30/11	3/31/11	12/31/10
Checking accounts
Non-interest bearing	$423,128	$402,683	$395,775	$378,395	$323,224
Interest bearing	344,303	310,723	310,533	310,660	282,405
Savings deposits	205,387	206,053	209,966	209,690	198,428
Money market accounts	340,053	288,892	238,381	275,729	223,724
Time deposits	606,918	583,587	611,280	653,428	657,813

Total deposits	$1,919,789	$1,791,938	$1,765,935	$1,827,902	$1,685,594

Non time deposits as percentage of total deposits	68%	67%	65%	64%	61%
Time deposits as percentage of total deposits	32%	33%	35%	36%	39%

Total deposits	100%	100%	100%	100%	100%

Presented below are condensed consolidated balance sheets and average balance sheets for the periods indicated.

Condensed Consolidated Balance Sheets (unaudited)
At quarter ended:	12/31/11	9/30/11	6/30/11	3/31/11	12/31/10
Cash and due from banks	$17,893	$19,119	$19,176	$19,542	$23,251
Fed funds sold and Fed Res Bank deposits	133,202	163,745	230,322	146,275	154,264
Trading securities	—	—	1,249	2,192	2,225
Investments securities, available for sale	591,164	557,129	455,131	575,098	500,927
Loans held for sale	3,741	664	899	168	673
Loans covered by FDIC loss share agreements	164,051	171,193	179,982	189,708	198,285
Loans not covered by FDIC loss share agreements	1,119,715	991,725	1,014,215	1,039,311	930,670
Allowance for loan losses	(27,944)	(26,192)	(27,418)	(28,245)	(26,267)
FDIC indemnification assets	50,642	53,820	58,544	60,122	59,456
Premises and equipment, net	94,358	88,995	88,015	86,652	84,982
Goodwill	38,035	38,035	38,035	38,035	38,035
Core deposit intangible	5,203	4,187	4,382	4,582	3,921
Bank owned life insurance	36,520	28,141	27,914	27,678	27,440
OREO covered by FDIC loss share agreements	9,469	9,634	9,696	11,332	11,104
OREO not covered by FDIC loss share agreements	8,712	12,061	11,284	10,222	12,239
Other assets	39,698	41,549	45,100	42,839	41,719

TOTAL ASSETS	$2,284,459	$2,153,805	$2,156,526	$2,225,511	$2,062,924

Deposits	$1,919,789	$1,791,938	$1,765,935	$1,827,902	$1,685,594
Federal funds purchased	54,624	61,343	87,435	92,111	68,495
Other borrowings	31,597	29,982	34,152	34,022	41,289
Other liabilities	15,816	20,506	18,718	18,489	15,297
Common stockholders’ equity	262,633	250,036	250,286	252,987	252,249

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,284,459	$2,153,805	$2,156,526	$2,225,511	$2,062,924

Condensed Consolidated Average Balance Sheets (unaudited)
For quarter ended:	12/31/11	9/30/11	6/30/11	3/31/11	12/31/10
Federal funds sold and other	$152,550	$230,716	$153,840	$143,464	$159,957
Security investments	566,317	458,870	548,264	540,601	556,076
Loans covered by FDIC loss share agreements	167,512	176,275	184,413	194,503	203,234
Loans not covered by FDIC loss share agreements	1,099,754	991,217	1,032,592	1,018,009	946,747
Allowance for loan losses	(26,866)	(29,009)	(26,549)	(26,614)	(28,700)
All other assets	286,824	287,483	286,908	294,991	272,980

TOTAL ASSETS	$2,246,091	$2,115,552	$2,179,468	$2,164,954	$2,110,294

Deposits- interest bearing	$1,456,253	$1,353,164	$1,399,653	$1,422,934	$1,365,362
Deposits- non interest bearing	418,373	406,455	392,504	354,036	347,046
Federal funds purchased	57,049	67,540	82,118	77,311	74,981
Other borrowings	31,849	31,027	36,113	37,171	39,992
Other liabilities	23,592	8,374	15,172	21,814	27,308
Stockholders’ equity	258,975	248,992	253,908	251,688	255,605

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,246,091	$2,115,552	$2,179,468	$2,164,954	$2,110,294

Non interest income and non interest expense

The table below summarizes the Company’s non-interest income for the periods indicated.

Quarterly Condensed Consolidated Non Interest Income (unaudited)
For the quarter ended:	12/31/11	9/30/11	6/30/11	3/31/11	12/31/10
Service charges on deposit accounts	$1,713	$1,629	$1,417	$1,556	$1,909
Income from correspondent banking and bond sales division	6,661	7,999	5,759	4,470	7,140
Commissions from sale of mutual funds and annuities	487	557	322	439	335
Debit card and ATM fees	769	713	714	656	565
Loan related fees	77	199	306	165	159
BOLI income	266	227	235	239	250
Trading securities revenue	88	130	106	161	174
Gain on sale of securities available for sale	130	205	3,120	9	3,808
FDIC indemnification asset – amortization of discount rate	(699)	(225)	(47)	468	373
FDIC indemnification income	(845)	256	585	1,136	—
Other correspondent banking related fees	489	434	430	339	251
Other service charges and fees	579	121	271	139	215

Subtotal	$9,712	$12,245	$13,218	$9,777	$15,179
Bargain purchase gains related to acquisitions	45,891	—	—	11,129	—

Total non-interest income	$55,603	$12,245	$13,218	$20,906	$15,179

The FDIC indemnification asset (“IA”) discount amortization is producing negative amortization due to adjustments in the FDIC covered loan portfolio. That is, to the extent current adjusted projected losses in the covered loan portfolio are less than originally projected losses, and therefore future loan accretion yields increase, the related projected reimbursements from the FDIC contemplated in the IA is less, which produces a negative income accretion in non-interest income. This event corresponds to the increase in yields in the FDIC covered loan portfolio.

When a FDIC covered OREO property is sold at a loss, the loss is included in non-interest expense as loss on sale of OREO, and eighty percent of the loss is recorded as FDIC indemnification income and included in non-interest income. Eighty percent of any related loan pool impairments also are reflected in this account. The current quarter’s negative non interest income in this category includes adjustments related to the first three quarters of 2011.

The Company’s operating expenses increased during the current quarter primarily due to the November 1, 2011 acquisition of FTB. In addition, there was additional cost of operating FTB as a separate entity for forty days until its conversion to the Company’s core system on December 9, 2011.

Incentive compensation expense increased during the current quarter due to year end accrual adjustments. Employee health insurance expense increased quarter to quarter partly due to an increase in employees from FTB, but also from adjustments reflective of self-insured plans such as the one the Company has. That is, higher medical payments than projected at the end of the year.

Gross commissions from bond sales were lower by $1,338 quarter to quarter, which would have also reflected lower compensation related expenses by about a half of that amount.

Merger, acquisition and conversion related expense for the current quarter was $6,246. Included in this amount was a third party data processing termination fee of $2,909 and severance payments of $2,052. Both relate to the FTB transaction and both were paid by the seller. The remaining amount included attorney fees, accountant fees, valuation firm fees, investment banker fees and various data processing conversion related costs other than the termination fee identified above.

The table below summarizes the Company’s non-interest expense for the periods indicated.

Quarterly Condensed Consolidated Non Interest Expense (unaudited)
For the quarter ended:	12/31/11	9/30/11	6/30/11	3/31/11	12/31/10
Employee salaries and wages	$12,711	$12,621	$11,246	$10,572	$11,947
Employee incentive/bonus compensation accrued	1,024	600	594	612	938
Employee stock based compensation expense	170	158	182	195	181
Deferred compensation expense	115	114	115	116	120
Health insurance and other employee benefits	1,068	483	831	833	659
Payroll taxes	644	618	649	933	578
401K employer contributions	243	231	230	279	191
Other employee related expenses	158	231	104	92	162
Incremental direct cost of loan origination	(158)	(112)	(131)	(126)	(144)

Total salaries, wages and employee benefits	$15,975	$14,944	$13,820	$13,506	$14,632

Occupancy expense	2,027	2,036	2,114	2,094	2,084
Depreciation of premises and equipment	1,196	1,016	996	999	918
Supplies, stationary and printing	301	314	366	304	345
Marketing expenses	692	611	760	728	732
Data processing expenses	915	848	1,625	1,292	865
Legal, auditing and other professional fees	853	559	623	694	828
Bank regulatory related expenses	559	617	645	800	868
Postage and delivery	206	293	200	231	302
ATM and debit card related expenses	556	335	424	316	334
Amortization of CDI	219	194	201	190	172
Loss (gain) on sale of repossessed real estate (“OREO”)	183	307	(463)	518	579
Valuation write down of repossessed real estate (“OREO”)	2,092	1,389	1,235	2,035	368
Loss on repossessed assets other than real estate	56	218	82	21	54
Foreclosure and repossession related expenses	975	1,052	2,008	987	616
Internet and telephone banking	243	324	282	156	236
Visa/Mastercard processing expenses	35	35	35	35	145
Put back option amortization expense	158	109	110	73	—
Operational write-offs and losses	146	166	120	121	265
Correspondent account and Federal Reserve charges	115	118	120	118	114
Conferences, seminars, education and training	168	134	122	74	252
Director fees	89	71	66	68	83
Travel expenses	27	30	40	37	91
Other expenses	692	488	529	851	589

Subtotal	$28,478	$26,208	$26,060	$26,248	$25,472
Merger, acquisition and conversion related expenses	6,246	579	469	401	—

Total non- interest expense	$34,724	$26,787	$26,529	$26,649	$25,472

Explanation of Certain Unaudited Non-GAAP Financial Measures

This press release contains financial information determined by methods other than Generally Accepted Accounting Principles (“GAAP”). The attached financial highlights provide reconciliations between GAAP interest income, net interest income and tax equivalent basis interest income and net interest income, as well as total stockholders’ equity and tangible common equity. Management uses these non-GAAP financial measures in its analysis of the Company’s performance and believes these presentations provide useful supplemental information, and a clearer understanding of the Company’s performance. The Company believes the non-GAAP measures enhance investors’ understanding of the Company’s business and performance. These measures are also useful in understanding performance trends and facilitate comparisons with the performance of other financial institutions. The limitations associated with operating measures are the risk that persons might disagree as to the appropriateness of items comprising these measures and that different companies might calculate these measures differently. The Company provides reconciliations between GAAP and these non-GAAP measures. These disclosures should not be considered an alternative to GAAP.

Reconciliation of GAAP to non-GAAP Measures (unaudited):

	4Q11	3Q11	4Q10

Interest income, as reported (GAAP)	$21,324	$19,837	$19,473
tax equivalent adjustments	341	312	193

Interest income (tax equivalent)	$21,665	$20,149	$19,666

Net interest income, as reported (GAAP)	$18,567	$16,956	$15,607
tax equivalent adjustments	341	312	193

Net interest income (tax equivalent)	$18,908	$17,268	$15,800

	12/31/11	9/30/11	6/30/11	3/31/11	12/31/10
Total stockholders’ equity (GAAP)	$262,633	$250,036	$250,286	$252,987	$252,249
Goodwill	(38,035)	(38,035)	(38,035)	(38,035)	(38,035)
Core deposit intangible	(5,203)	(4,187)	(4,382)	(4,582)	(3,921)

Tangible common equity	$219,395	$207,814	$207,869	$210,370	$210,293

About CenterState Banks, Inc.

The Company, headquartered in Davenport, Florida, between Orlando and Tampa, is a multi bank holding company that was formed in June 2000 as part of a merger of three independent commercial banks. Currently, the Company operates through its two subsidiary banks with 58 full service branch banking locations in 17 counties throughout central Florida. Through its subsidiary banks, the Company provides a range of consumer and commercial banking services to individuals, businesses and industries.

In addition to providing traditional deposit and lending products and services to its commercial and retail customers in central Florida, the Company also operates a correspondent banking and bond sales division. The division is integrated with and part of the lead subsidiary bank located in Winter Haven, Florida, although the majority of the bond salesmen, traders and operations personnel are physically housed in leased facilities located in Birmingham, Alabama, Atlanta, Georgia and Winston-Salem, North Carolina. The customer base includes small to medium size financial institutions primarily located in Florida, Alabama, Georgia, North Carolina, South Carolina, Tennessee, Virginia and West Virginia.

For additional information contact Ernest S. Pinner, CEO, John C. Corbett, EVP, or James J. Antal, CFO, at 863-419-7750.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:

Some of the statements in this report constitute forward-looking statements, within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These statements related to future events, other future financial and operating performance, costs, revenues, economic conditions in our markets, loan performance, credit risks, collateral values and credit conditions, or business strategies, including expansion and acquisition activities and may be identified by terminology such as “may,” “will,” “should,” “expects,” “scheduled,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “potential,” or “continue” or the negative of such terms or other comparable terminology. Actual events or results may differ materially. In evaluating these statements, you should specifically consider the factors described throughout this report. We cannot assure you that future results, levels of activity, performance or goals will be achieved, and actual results may differ from those set forth in the forward looking statements.

Forward-looking statements, with respect to our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause the actual results, performance or achievements of the Company or the Bank to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. You should not expect us to update any forward-looking statements. All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary notice, including, without limitation, those risks and uncertainties described in our annual report on Form 10-K for the year ended December 31, 2010, and otherwise in our SEC reports and filings.